INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PACIFIC COMMERCE BANCORP
 MARCH 31, 2018

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited)

MARCH 31, 2018 and DECEMBER 31, 2017
ASSETS

	March 31, 2018 (unaudited)	December 31, 2017
Cash and Due from Banks	$7,388,000	$8,615,000
Interest Bearing Deposits with Other Banks	114,535,000	69,675,000
Federal Funds Sold	3,000,000	3,000,000
TOTAL CASH AND CASH EQUIVALENTS	124,923,000	81,290,000
Loans Held for Sale	—	7,940,000
Loans:
Real Estate	364,485,000	366,688,000
Commercial	56,115,000	58,394,000
TOTAL LOANS	420,600,000	425,082,000
Deferred Loan Fees, Net of Costs	(85,000)	(55,000)
Allowance for Loan Losses	(4,492,000)	(3,763,000)
NET LOANS	416,023,000	421,264,000
Investment in Restricted Common Stock	5,028,000	5,019,000
Premises and Equipment	803,000	700,000
Cash Surrender Value of Bank Owned Life Insurance	4,675,000	4,649,000
Deferred Tax Assets, Net	2,436,000	2,603,000
Core Deposit Intangible	1,251,000	1,304,000
Goodwill	8,434,000	8,434,000
Accrued Interest and Other Assets	2,842,000	2,908,000
TOTAL ASSETS	$566,415,000	$536,111,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited)

MARCH 31, 2018 and DECEMBER 31, 2017

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2018 (unaudited)	December 31, 2017
Deposits:
Noninterest-Bearing Demand	$256,935,000	$231,119,000
Interest-Bearing Demand	13,566,000	10,903,000
Savings and Money Market Accounts	142,649,000	136,380,000
Time Deposits Under $250,000	60,652,000	67,209,000
Time Deposits $250,000 and Over	18,840,000	18,792,000
TOTAL DEPOSITS	492,642,000	464,403,000
Notes Payable, Net of Issuance Costs	5,958,000	5,947,000
Accrued Interest and Other Liabilities	2,175,000	1,682,000
TOTAL LIABILITIES	500,775,000	472,032,000

Commitments and Contingencies - Note 7	—	—

Shareholders’ Equity:
Common Stock - No Par Value; 15,000,000 Shares Authorized, 8,951,285 Shares Issued and Outstanding at March 31, 2018 and December 31, 2017	54,875,000	54,875,000
Additional Paid-In Capital	3,008,000	2,896,000
Retained Earnings	7,757,000	6,308,000
TOTAL SHAREHOLDERS’ EQUITY	65,640,000	64,079,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$566,415,000	$536,111,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 and 2017

	Three Months Ended March 31,
	2018	2017
INTEREST INCOME
Interest and Fees on Loans	$6,637,000	$5,723,000
Interest on Fed Funds Sold and Interest-Bearing Deposits	353,000	146,000
Dividends on Restricted Stock	68,000	126,000
TOTAL INTEREST INCOME	7,058,000	5,995,000
INTEREST EXPENSE
Deposits	411,000	257,000
Borrowings	87,000	85,000
TOTAL INTEREST EXPENSE	498,000	342,000
NET INTEREST INCOME	6,560,000	5,653,000
Provision for Loan Losses	725,000	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,835,000	5,653,000
NONINTEREST INCOME
Service Charges, Fees and Other	193,000	136,000
Increase in Cash Surrender Value of Life Insurance	26,000	28,000
Gain on Sale of Loans	320,000	249,000
Servicing Income, Net of Amortization	64,000	61,000
Other Operating Income	221,000	213,000
	824,000	687,000
NONINTEREST EXPENSE
Salaries and Employee Benefits	2,457,000	2,343,000
Occupancy and Equipment	489,000	473,000
Merger Expenses	345,000	—
Data Processing	336,000	270,000
Professional Fees	216,000	201,000
Director Expense	190,000	194,000
Loan Expenses	80,000	110,000
Other Expenses	475,000	366,000
	4,588,000	3,957,000
INCOME BEFORE INCOME TAXES	2,071,000	2,383,000
Income Tax Expense	622,000	985,000
NET INCOME	$1,449,000	$1,398,000
NET INCOME PER SHARE – BASIC	$0.16	$0.16
NET INCOME PER SHARE – DILUTED	$0.15	$0.15

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 and 2017

	Three Months Ended March 31,
	2018	2017
Net Income	$1,449,000	$1,398,000
Other Comprehensive Income	—	—
TOTAL COMPREHENSIVE INCOME	$1,449,000	$1,398,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total
Balance at January 1, 2018	8,951,285	$54,875,000	$2,896,000	$6,308,000	$64,079,000
Stock-based Compensation	—	—	112,000	—	112,000
Net Income	—	—	—	1,449,000	1,449,000
Other Comprehensive Income	—	—	—	—	—
Balance at March 31, 2018	8,951,285	$54,875,000	$3,008,000	$7,757,000	$65,640,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018

	Three Months Ended March 31,
	2018	2017
OPERATING ACTIVITIES
Net Income	$1,449,000	$1,398,000
Adjustments to Reconcile Net Income to Net Cash From Operating Activities:
Depreciation and Amortization	239,000	265,000
Net accretion of discounts/premiums	(818,000)	(181,000)
Provision for Loan Losses	725,000	—
Stock-based Compensation	112,000	162,000
Gain on Sale of Loans	(320,000)	(249,000)
Proceeds from Loans Originated for Sale	4,291,000	4,786,000
Loans Originated for Sale	(3,288,000)	(7,235,000)
Increase in CSV of Bank Owned Life Insurance	(26,000)	(28,000)
Deferred Income Tax Expense	158,000	—
Other Items	533,000	785,000
NET CASH FROM (USED IN) OPERATING ACTIVITIES	3,055,000	(297,000)

INVESTING ACTIVITIES
Maturities and Paydowns of Securities Available for Sale	—	51,000
Net Change in Loans	12,510,000	1,465,000
Purchase of FRB and Other Bank Stock	(9,000)	—
Purchases of Premises and Equipment	(162,000)	(16,000)
NET CASH FROM INVESTING ACTIVITIES	12,339,000	1,500,000

FINANCING ACTIVITIES
Net Increase in Deposits	28,239,000	9,478,000
Change in FHLB Advances	—	(15,000,000)
Stock Option Exercised	—	98,000
NET CASH FROM (USED IN) FINANCING ACTIVITIES	28,239,000	(5,424,000)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	43,633,000	(4,221,000)
Cash and Cash Equivalents at Beginning of Period	81,290,000	93,044,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$124,923,000	$88,823,000
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$501,000	$342,000
Taxes Paid	$—	$—
Noncash Investing and Financing Activities:
Transfers of Loans to Held for Investment from Held for Sale	$7,310,000	$2,461,000
Servicing Assets Recognized	$81,000	$86,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - The Company consists of Pacific Commerce Bancorp (“Bancorp”) and its wholly-owned subsidiary Pacific Commerce Bank (the “Bank”) and the Bank’s wholly-owned subsidiary Pacific Commerce Bank Real Estate Holdings, LLC (collectively, the “Company”). Pacific Commerce Bancorp was formed in 2015 as a one-bank holding company. Pacific Commerce Bank Real Estate Holdings, LLC was formed in 2012 for the sole purpose of holding real estate owned acquired through foreclosure. Following receipt of all necessary regulatory and shareholder approvals, on July 31, 2018, Pacific Commerce Bancorp was acquired by First Choice Bancorp. See Note 12 - Subsequent Events.

 The Company provides financial services through six branches located in the Los Angeles and San Diego regions of Southern California, with one of its two downtown Los Angeles branches operating under the name ProAmérica Bank. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial real estate, and commercial loans.

Basis of presentation and consolidation - The accompanying consolidated financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These interim period consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016, which are included in this Current Report on Form 8-K/A and First Choice Bancorp's joint proxy statement/prospectus filed with the United States Securities and Exchange Commission ("SEC") on May 2, 2018 pursuant to Rule 424(b)(3).

All significant intercompany balances and transactions have been eliminated in consolidation.

Subsequent events - The Company has evaluated subsequent events for recognition and disclosure through October 5, 2018, which is the date the financial statements were available to be issued.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of credit risk - Assets and liabilities that subject the Company to concentrations of credit risk consist of cash balances at other banks, loans, and deposits. Most of the Company’s customers are located within Los Angeles, San Diego and the surrounding metropolitan areas. The Company’s primary lending products are discussed in Note 2. Loans to the consolidated financial statements. Substantially all loans are secured by specific items of collateral, including business and consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of business. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Southern California area.

The Company did not have any significant concentrations in its business with any one customer or industry. The Company obtains what it believes to be sufficient collateral to secure potential losses on loans. The extent and value of collateral varies based on the details underlying each loan agreement.

Accounting Policies - Our accounting policies are described in Note 1. Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016 included in this Current Report on Form 8-K/A and First Choice Bancorp's joint proxy statement/prospectus filed with the United States Securities and Exchange Commission ("SEC") on May 2, 2018 pursuant to Rule 424(b)(3).

Goodwill and Other Intangible Assets - Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill resulting from whole bank acquisitions is not amortized, but tested for impairment at least annually. The Company has selected August 31 as the date to perform the annual impairment test. Goodwill amounted to $8,434,000 as of March 31, 2018 and December 31, 2017 and is the only intangible asset with an indefinite life on the consolidated balance sheets. No impairment was recognized related to goodwill during the three months ended March 31, 2018 and 2017.

Other intangible assets consist of core deposit intangible (“CDI”) assets arising from whole bank acquisitions. CDI assets are amortized on an accelerated method over their estimated useful life of approximately 10 years. The unamortized balance of the CDI asset as of March 31, 2018 and December 31, 2017 was $1,251,000 and $1,304,000, respectively. CDI amortization expense was $53,000 and $56,000 for the three months ended March 31, 2018 and 2017, respectively. Estimated CDI amortization expense for the next 5 years and thereafter, is as follows:

CDI Amortization Schedule	Amount
2018	$160,000
2019	202,000
2020	190,000
2021	179,000
2022	167,000
Thereafter	353,000
$1,251,000

Earnings per share (“EPS”) - Earnings per share amounts have been computed using both the weighted average number of shares outstanding of common stock for the purposes of computing basic EPS and the weighted average number of shares outstanding of common stock plus dilutive common stock equivalents for the purpose of computing diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Basic EPS excludes the dilutive effect that could occur if any securities or other contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings available to common shareholders of the bank. The treasury stock method is applied to determine the dilutive effect of stock options in computing dilutive earnings per share. The dilutive calculation excludes 15,000 and 33,000 options outstanding for the three months ended March 31, 2018 and 2017, respectively, for which the exercise price plus the average unrecognized compensation exceeded the average market price of the Company’s common stock during those years. Basic and diluted EPS are calculated as follows:

	Three Months Ended March 31,
	2018	2017
BASIC EARNINGS PER SHARE
Net Income	$1,449,000	$1,398,000
Weighted Average Common Shares Outstanding	8,951,285	8,929,964
Basic Earnings Per Share	$0.16	$0.16

DILUTED EARNINGS PER SHARE
Net Income	$1,449,000	$1,398,000

Weighted Average Common Shares Outstanding	8,951,285	8,929,964
Dilutive Effect of Stock Options	446,631	263,715
Weighted Average Shares Outstanding, Including Potentially Dilutive Effect of Stock Options	9,397,916	9,193,679
Diluted Earnings Per Share	$0.15	$0.15

Financial instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note 9 - Fair Value of Financial Instruments. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Fair value measurement - Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The guidance describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note 9 - Fair Value of Financial Instruments for more information and disclosures relating to the Company’s fair value measurements.

Reclassifications - Certain reclassifications have been made in the 2017 consolidated financial statements to conform to the presentation used in 2018. These reclassifications had no significant impact on the Company’s previously reported financial position or results of operations. For the three months ended March 31, 2017, the Company expanded the disclosure of noninterest expense as follows:

	As Previously Reported	Reclassifications	Revised Presentation
NONINTEREST EXPENSE
Salaries and Employee Benefits	$2,343,000	$—	$2,343,000
Occupancy and Equipment	473,000	—	473,000
Data Processing	—	270,000	270,000
Professional Fees	—	201,000	201,000
Director Expense	—	194,000	194,000
Loan Expenses	—	110,000	110,000
Other Expenses	1,141,000	(775,000)	366,000
	$3,957,000	$—	$3,957,000

Accounting Standards Adopted in 2018 - In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic606)(“ASU 2014-09”). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2015-14, Revenue from Contracts with Customers (Topic 606) (“ASU 2015-14”) was issued in August 2015 and deferred adoption to annual reporting periods beginning after December 15, 2017. The adoption of ASU 2014-09 on January 1, 2018 did not have a material impact on the Company’s consolidated financial statements. The timing of the Company’s revenue recognition did not materially change. The Company’s largest portions of revenue, interest and fees on loans and gain on sales of loans, are specifically excluded from the scope of the guidance, and the Company currently recognizes the majority of the remaining revenue sources in a manner that management believes is consistent with the new guidance. Because of this, management believes that revenue recognized under the new guidance will generally approximate revenue recognized under current GAAP. See Note 11 - Revenue Recognition.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. Entities will be required to measure these investments at fair value at the end of each reporting period and recognize changes in fair value in net income. A practicability exception will be available for equity investments that do not have readily determinable fair values; however, the exception requires the Company to adjust the carrying amount for impairment and observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance also changes certain disclosure requirements and other aspects of current US GAAP. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within the fiscal year. Early adoption was permitted for only one of the six amendments. In addition, this update also changes the presentation and disclosure requirements for financial instruments, including a requirement that public business entities use the exit price when measuring the fair value of financial instruments measured at amortized cost for disclosure purposes. The Company measures the fair value of financial instruments reported at amortized cost in the balance sheet using the exit price notion (refer to Note 9 - Fair Value of Financial Instruments for further discussion). The Company has evaluated its applicable equity investments and determined that other bank stocks qualify for the measurement exception, which allows those investments to be measured at cost less any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Any impairment will be recorded prospectively through earnings. The adoption of this guidance on January 1, 2018 did not have a significant impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). This guidance clarifies and provides guidance on several cash receipt and cash payment classification issues, including debt prepayment and extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption was permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did not have a significant impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption was permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did not have a significant impact on the Company’s consolidated financial statements.

In March 2018, the FASB issued ASU 2018-4, Investments-Debt Securities (Topic 320) and Regulated Operations (Topic 980): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 117 and SEC Release No. 33-9273 ("ASU 2018-04") which incorporate into the Accounting Standards Codification recent SEC guidance which was issued in order to make the relevant interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The amendments were effective upon issuance. The adoption of these amendments did not have an effect on the Company's consolidated financial statements.

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 ("ASU 2018-05"). The amendments incorporate into the Accounting Standards Codification recent SEC guidance related to the income tax accounting implications of the Tax Cuts and Jobs Act. The amendments were effective upon issuance. The adoption of these amendments did not have a material effect on the Company's consolidated financial statements.

In May 2018, FASB issued ASU 2018-06, Codification Improvements to Topic 942, Depository and Lending-Income Taxes. The amendments in this ASU supersede the guidance within Subtopic 942-741 that has been rescinded by the OCC and no longer relevant. A cross-reference between Subtopic 740-30, Income Taxes-Other Considerations or Special Areas, and

Subtopic 942-740 is being added to the remaining guidance in Subtopic 740-30 to improve the usefulness of the codification. The amendments in this update are effective upon issuance, as no accounting requirements are affected. The adoption of these amendments did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Guidance Not Yet Effective - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. Entities will be required to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within the fiscal year. The Company is currently evaluating the impact of the adoption of ASU 2016-02 to determine the potential impact it will have on its consolidated financial statements. The Company’s assets and liabilities will increase based on the present value of the remaining lease payments for leases in place at the adoption date; however, this is not expected to be material to the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”). This guidance is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this guidance replace the incurred loss impairment methodology in current US GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2019. Early adoption is available as of the fiscal year beginning after December 15, 2018. The Company is evaluating the provisions of the guidance, and will closely monitor developments and additional guidance to determine the potential impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments provide targeted improvements to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Specifically, the amendments include clarifications related to: measurement elections, transition requirements, and adjustments associated with equity securities without readily determinable fair values; fair value measurement requirements for forward contracts and purchased options on equity securities; presentation requirements for hybrid financial liabilities for which the fair value option has been elected; and measurement requirements for liabilities denominated in a foreign currency for which the fair value option has been elected. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years beginning after June 15, 2018. Early adoption is permitted. The Company does not expect the adoption of ASU 2018-03 to have a material impact on its consolidated financial statements.

NOTE 2. LOANS

The following table presents the activity in the allowance for loan losses and recorded investment in loans and impairment method as of and for the three months ended March 31, 2018 and 2017 by portfolio segment:

Three Months Ended March 31, 2018	Real Estate	Commercial	Total
Allowance for Loan Losses:
Beginning of Year	$3,097,000	$666,000	$3,763,000
Provisions (Recaptures)	654,000	71,000	725,000
Recoveries	—	4,000	4,000
Charge-offs	—	—	—
	$3,751,000	$741,000	$4,492,000
Allowance for Loan Losses, End of Period:
Specific	$—	$137,000	$137,000
General	3,751,000	604,000	4,355,000
	$3,751,000	$741,000	$4,492,000
Loans Evaluated for Impairment:
Individually	$159,000	$481,000	$640,000
Collectively	364,326,000	55,634,000	419,960,000
	$364,485,000	$56,115,000	$420,600,000
Three Months Ended March 31, 2017
Allowance for Loan Losses:
Beginning of Year	$2,779,000	$657,000	$3,436,000
Provisions (Recaptures)	(225,000)	225,000	—
Recoveries	—	19,000	19,000
Charge-offs	—	—	—
	$2,554,000	$901,000	$3,455,000
Allowance for Loan Losses, End of Period:
Specific	$—	$42,000	$42,000
General	2,554,000	859,000	3,413,000
	$2,554,000	$901,000	$3,455,000
Loans Evaluated for Impairment:
Individually	$—	$48,000	$48,000
Collectively	343,780,000	69,428,000	413,208,000
	$343,780,000	$69,476,000	$413,256,000

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of March 31, 2018:

		Special
March 31, 2018	Pass	Mention	Substandard	Impaired	Total
Real Estate(1):
Construction and Land Development	$22,134,000	$—	$164,000	$—	$22,298,000
Multifamily	14,462,000	—	—	—	14,462,000
Residential Real Estate	26,115,000	—	—	—	26,115,000
Commercial and Other	293,335,000	4,754,000	3,362,000	159,000	301,610,000
Commercial(1)	51,469,000	305,000	3,828,000	513,000	56,115,000
	$407,515,000	$5,059,000	$7,354,000	$672,000	$420,600,000

(1)
Loan amounts include net discounts of $2,986,000 at March 31, 2018, consisting of discounts on the retained portion of SBA loans sold, acquired loans from bank acquisitions (including purchased credit-impaired loans), and other whole loan purchases.

The risk category of loans by class of loans is as follows as of December 31, 2017:

		Special
December 31, 2017	Pass	Mention	Substandard	Impaired	Total
Real Estate(1):
Construction and Land Development	$23,531,000	$—	$167,000	$—	$23,698,000
Multifamily	14,504,000	—	—	—	14,504,000
Residential Real Estate	25,918,000	—	—	168,000	26,086,000
Commercial and Other	297,178,000	4,775,000	5,225,000	—	307,178,000
Commercial(1)	51,629,000	238,000	1,364,000	385,000	53,616,000
	$412,760,000	$5,013,000	$6,756,000	$553,000	$425,082,000

(1)
Loan amounts include net purchase discounts of $3,804,000 at December 31, 2017, consisting of discounts on the retained portion of SBA loans sold, acquired loans from bank acquisitions (including purchased credit-impaired loans), and other whole loan purchases.

Past due and non-accrual loans were as follows as of March 31, 2018 and December 31, 2017:

	Still Accruing
	30-89 Days	90 or More Days
March 31, 2018	Past Due	Past Due	Nonaccrual
Commercial Real Estate	$3,241,000	$—	$159,000
Commercial	259,000	—	509,000
	$3,500,000	$—	$668,000

	Still Accruing
	30-89 Days	90 or More Days
December 31, 2017	Past Due	Past Due	Nonaccrual
Commercial Real Estate	$623,000	$161,000	$168,000
Commercial	508,000	—	538,000
	$1,131,000	$161,000	$706,000

Impaired loan information is as follows as of March 31, 2018 and December 31, 2017 and for the three months ended March 31, 2018 and 2017:

	Unpaid Principal	Recorded		Related
March 31, 2018	Balance	Investment		Allowance
With no Allowance Recorded
Commercial Real Estate	$159,000	$159,000		$—
Commercial	32,000	32,000		—
	$191,000	$191,000		$—
With an Allowance Recorded
Commercial	$481,000	$481,000	—	$137,000

	Unpaid Principal		Recorded		Related
December 31, 2017	Balance		Investment		Allowance
With no Allowance Recorded.
Commercial Real Estate	$168,000		$168,000		$—
Commercial	—		—		—
	$168,000		$168,000		$—
With an Allowance Recorded
Commercial	$549,000	—	$385,000	—	$145,000

The average recorded investment in impaired loans and related interest income recognized for the three months ended March 31, 2018 and 2017 was as follows:

	Three Months Ended March 31,
	2018	2017
Average recorded investment
Commercial Real Estate	$163,000	$755,000
Commercial	528,000	138,000
	$691,000	$893,000
Interest Income
Commercial Real Estate	$—	$10,000
Commercial	1,000	1,000
	$1,000	$11,000

The Company had outstanding loans classified as troubled debt restructurings as of March 31, 2018 and December 31, 2017 in the amount of $242,000 and $243,000, respectively. At March 31, 2018 and December 31, 2017, the Company has allocated specific reserves of $71,000 and $73,000 on these loans, respectively. The Company has committed to lend no additional amounts to customers with an outstanding loan that is classified as a troubled debt restructuring as of March 31, 2018 and December 31, 2017. During the three months ended March 31, 2018 and 2017 there were no loans that were modified in a troubled debt restructuring.

Discounts of $2,372,000 and $981,000 were initially recorded against loans acquired in the ProAmérica and Vibra Bank acquisitions, of which $1,209,000 and $1,988,000 remains outstanding as of March 31, 2018 and December 31, 2017, respectively.

The Company purchased loans in the ProAmérica business combination in 2016 with a day 1 fair value of $5,194,000 for which there was evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans was $2,531,000 and $2,211,000 as of March 31, 2018, and $5,100,700 and $3,976,600 as of December 31, 2017. For these purchased credit-impaired loans, the Company did not increase the allowance for loan losses during the three months ended March 31, 2018 and 2017.

The change in accretable discount on purchased credit-impaired loans during three months ended March 31, 2018 and 2017 was as follows:

	Three Months Ended March 31,
	2018	2017
Balance, Beginning of Year	$1,572,000	$1,415,000
Newly Acquired Loans	—	—
Accretion of Income	(67,000)	(110,000)
Reclassification from Nonaccretable Difference	17,000	16,000
Disposals	(641,000)	—
Balance, End of Period	$881,000	$1,321,000

The Company has been approved by the California Pollution Control Financing Authority (“CalCAP”) to originate loans to qualified small businesses. Under the program, the borrower, CalCAP and the Company contribute funds to a loss reserve account that is held in a demand deposit account at the Company. Losses on qualified loans will be charged to this account after approval by CalCAP. The funds are the property of CalCAP, however, in the event that the Company leaves the program any excess funds, after all loans have been repaid and there are no pending claims for reimbursement, will be distributed to CalCAP and the Company based on their contributions to the program. Funds contributed by the Company to the reserve account are treated as a receivable from CalCAP, and evaluated for impairment. As of March 31, 2018 and December 31, 2017, the Company had a receivable from CalCAP of $30,000 and $28,000, respectively, and $198,000 and $183,000, respectively, in the loss reserve account.

During the quarter ended March 31, 2018, Management changed its intent relating to loans held for sale to holding these loans to maturity. As a result, $7,310,000 of loans held for sale were transferred to loans held for investment at their carrying value which was less than the loans market value.

NOTE 3. DEPOSITS

The scheduled maturities of time deposits are as follows as of March 31, 2018:

Due in One Year or Less	$71,227,000
Due after One through Three Years	7,987,000
Due after Three Years	278,000
$79,492,000

NOTE 4. BORROWING ARRANGEMENTS

As of March 31, 2018, the Company had no advances with Federal Home Loan Bank of San Francisco (“FHLB”). The Company’s total borrowing capacity with the FHLB at March 31, 2018 based on pledged loans of $165.6 million was $101.0 million. As of March 31, 2018 and December 31, 2017, the Company had in place a $63.2 million and $48.9 million of letters of credit from the FHLB to meet collateral requirements for deposits from the State of California and other public agencies, along with standby letters of credit issued by the FHLB as credit enhancement to guarantee the performance of customers to third parties. Unused borrowing capacity as of March 31, 2018 was $37.8 million.

The Company also has a secured line of credit with the Federal Reserve Bank of San Francisco. This line is secured by loans with a carrying value of approximately $60.0 million with a borrowing capacity of $33.4 million as of March 31, 2018. No amounts were borrowed against this arrangement as of March 31, 2018 and December 31, 2017. The Company also has unsecured lines of credit with three correspondent banks totaling $15.0 million as of March 31, 2018. No amounts were outstanding on these lines as of March 31, 2018 and December 31, 2017.

The Bancorp has entered into loan and security agreements with two unrelated commercial banks to borrow a total of $6.0 million. Interest is payable monthly or quarterly at the rates indicated below and principal is due entirely at maturity. The loans are secured by 100% of the issued and outstanding stock of the Bank. The agreements subject the Bancorp to several negative and affirmative covenants including, but not limited to, Bank shareholders’ equity of not less than $35 million, Bank

Tier 1 leverage capital ratio of not less than 8.5% and lender’s consent required prior to payment of dividends or merger with another entity. The Company was in compliance with all of its debt covenants as of March 31, 2018 and December 31, 2017.

These loans are presented in the consolidated balance sheets as Notes Payable, Net of Issuance Costs.

The following are the amounts that were outstanding under the above arrangements as of March 31, 2018 and December 31, 2017:

			March 31, 2018	December 31, 2017
Type	Maturity	Interest Rate
Note Payable	December 4, 2019	5.00%	$4,000,000	$4,000,000
Note Payable	September 22, 2018	5.25%	2,000,000	2,000,000
Less Unamortized Issuance Costs			(42,000)	(53,000)
			$5,958,000	$5,947,000

NOTE 5. INCOME TAXES

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For the three months ended March 31, 2018 and 2017, income tax expense was $622,000 and $985,000, respectively, resulting in an effective income tax rate of 30.0% and 41.3%, respectively. The Company’s effective tax rate was favorably impacted during 2018 by the reduction of the federal income tax rate from 35% to 21% under comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”) effective January 1, 2018. As of March 31, 2018, the Company has not yet completed accounting for the enactment of the Tax Act; however, the Company believes it has reasonably estimated the effects of the Tax Act by recording a provisional income tax expense of $937,000 for the year ended December 31, 2017 in accordance with SEC Staff Accounting Bulletin 118 (“SAB 118”). As required by SAB 118, the Company will continue to evaluate and re-measure the impact of the Tax Act on deferred tax amounts that existed at December 31, 2017 and record appropriate income tax provision amounts in 2018.

The Company and its subsidiaries are subject to federal income and California franchise tax. The Federal statute of limitations for the assessment of income tax for the years ending after December 31, 2013 remain open and the California statute of limitations for the assessment of franchise tax remain open for the years ending after December 31, 2012.
The Company did not have unrecognized tax benefits that related to uncertainties associated with federal and state income tax matters as of March 31, 2018 and December 31, 2017.

The Company accounts for income taxes by recognizing deferred tax assets and liabilities based upon temporary differences between the amounts for financial reporting purposes and tax basis of its assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. Based on this analysis, Management has determined that a valuation allowance for deferred tax assets was not required as of March 31, 2018.

NOTE 6. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain executive officers and directors and the companies with which they are associated. The total outstanding principal of these loans at March 31, 2018 and December 31, 2017, was $0 and $0, respectively. The total commitment of these loans at March 31, 2018 and December 31, 2017, was $5,000 and $5,000, respectively.

As discussed in Note 12 - Subsequent Events, on July 31, 2018, First Choice Bancorp completed its acquisition of Pacific Commerce Bancorp. At March 31, 2018, the Company had $5.0 million in cash deposits at First Choice Bancorp. The deposit bears a market rate of interest which was 2.0% as of March 31, 2018.

NOTE 7. COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s consolidated financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements.

As of March 31, 2018 and December 31, 2017, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	March 31, 2018	December 31, 2017
Commitments to Extend Credit	$101,250,000	$81,056,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.

The Company leases its main branch office and branch facilities and a loan operations center under various operating leases expiring through September 2022. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. These leases also include provisions for options to extend the lease.

The future lease rental payable under non-cancellable operating lease commitments for the Company’s banking offices were as follows as of March 31, 2018:

Year Ending	Amount
2018	$864,000
2019	1,135,000
2020	1,024,000
2021	956,000
2022	700,000
Thereafter	—
Total	$4,679,000

The minimum rental payments shown above are given for the existing lease obligation and are not a forecast of future rental expense. Total rent expense, including common area expenses, was approximately $337,000 and $304,000 for the three months ended March 31, 2018 and 2017, respectively.

NOTE 8. STOCK OPTION PLAN

In 2013, the Board of Directors approved the adoption of a stock option plan for the benefit of directors and employees. Option prices under the Plan are generally determined to be the fair market value of such shares at the date of grant. Options granted shall expire no later than 10 years from the date of grant. Generally, the Plan authorized granting up to a maximum of 25% of the outstanding shares of the Bank’s common stock as either incentive stock options or nonqualified stock options. The Plan expires 10 years from the date of adoption. Options granted under the Plan generally become exercisable in equal increments over a three or five-year period.

The Company recognized pre-tax stock-based compensation expense of $112,000 and $162,000 for the three months ended March 31, 2018 and 2017, respectively.

A summary of the status of the Company’s stock option plan as of March 31, 2018, and changes during the three months then ended is presented below:

		Weighted-Average
	Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Period	1,129,418	$5.15
Granted	—	$—
Exercised	—	$—
Forfeited or Expired	—	$—
Outstanding at End of Period	1,129,418	$5.15	5.7 Years	$7,338,000
Options Exercisable at End of Period	852,666	$4.90	5.2 Years	$5,756,000

As of March 31, 2018, there was $554,000 of total unrecognized compensation expense related to outstanding stock options that will be recognized over a weighted-average period of approximately 1.3 years. The intrinsic value of options exercised was $0 and $98,000 during the three months ended March 31, 2018 and 2017, respectively. As a result of the acquisition of the Company by First Choice, all stock options outstanding as of the acquisition date became fully vested and the unrecognized compensation expense was accelerated. See Note 12 - Subsequent Events.

NOTE 9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged (using an exit price notion) in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

On January 1, 2018, the Company adopted ASU 2016-01 and ASU 2018-03 which requires the use of the exit price notion when measuring the fair values of financial instruments for disclosure purposes. Starting in the first quarter of 2018, we updated our methodology used to estimate fair values to conform to the new requirements.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair value of loans, which is based on an exit price notion, is generally determined using an income-based approach based on discounted cash flow analysis. This approach utilizes the contractual maturity of the loans and market indications of interest rates, prepayment speeds, defaults and credit risk in determining fair value. For impaired loans, an asset-based approach is applied to determine the estimated fair values of the underlying collateral. This approach utilizes the estimated net sales proceeds to determine the fair value of the loans when deemed appropriate. The implied sales proceeds value provides a better indication of value than using an income-based approach as these loans are not performing or exhibit strong signs indicative of non-performance.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of notes payable are based on rates currently available to the Company for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of significant financial instruments at March 31, 2018 and December 31, 2017 is summarized as follows:

		March 31, 2018		December 31, 2017
	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	Level 1	$124,923,000	$124,923,000	$81,290,000	$81,290,000
Loans Held for Sale	Level 2	—	—	7,940,000	7,940,000
Loans, net	Level 3	416,023,000	411,209,000	421,264,000	415,729,000
Financial Liabilities:
Deposits	Level 2	$492,642,000	$492,727,000	$464,403,000	$464,340,000
Notes Payable	Level 3	5,958,000	6,256,000	5,947,000	6,224,000

NOTE 10. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July, 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. The new rules became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year schedule. Under the rules, minimum requirements increased for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 (“CET1”) capital to risk-weighted assets ratio with minimums for capital adequacy and prompt corrective action purposes of 4.5% and 6.5%, respectively. The minimum Tier 1 capital to risk-weighted assets ratio was raised from 4.0% to 6.0% under the capital adequacy framework and from 6.0% to 8.0% to be well-capitalized under the prompt corrective action framework. In addition, the rules introduced the concept of a “conservation buffer” of 2.5% applicable to the three capital adequacy risk-weighted asset ratios (CET1, Tier 1 and Total). The conservation buffer will be phased-in on a pro rata basis over a four year period beginning in 2016. If the capital adequacy minimum ratios plus the phased-in conservation buffer amount exceed actual risk-weighted capital ratios, then dividends, share buybacks and discretionary bonuses to executives could be limited in amount. The Bank was not limited by the provisions of the conservation buffer as of March 31, 2018.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2018 and December 31, 2017, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios:

			Amount of Capital Required
			Minimum Capital		Minimum Requirement to be
	Actual		Requirement		Well- Capitalized
As of March 31, 2018:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$65,267,000	14.2%	$36,861,000	8.0%	$46,077,000	10.0%
Tier 1 Capital (to risk-weighted assets)	$60,671,000	13.2%	$27,646,000	6.0%	$36,861,000	8.0%
CET1 Capital (to risk-weighted assets)	$60,671,000	13.2%	$20,735,000	4.5%	$29,950,000	6.5%
Tier 1 Capital (to average assets)	$60,671,000	11.2%	$21,629,000	4.0%	$27,036,000	5.0%
As of December 31, 2017:
Total Capital (to risk-weighted assets)	$62,656,000	13.9%	$36,159,000	8.0%	$45,199,000	10.0%
Tier 1 Capital (to risk-weighted assets)	$58,809,000	13.0%	$27,119,000	6.0%	$36,159,000	8.0%
CET1 Capital (to risk-weighted assets)	$58,809,000	13.0%	$20,340,000	4.5%	$29,379,000	6.5%
Tier 1 Capital (to average assets)	$58,809,000	11.1%	$21,196,000	4.0%	$26,496,000	5.0%

The California Financial Code provides that a bank may not make cash distributions to its shareholders in excess of the lesser of a bank’s undivided profits or a bank’s net income for its last three fiscal years less the amount of any distribution made to shareholders during the same period without the approval in advance of the Commissioner of the California Department of Business Oversight (“DBO”).

NOTE 11. REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), including all subsequent amendments. As stated in Note 1 - Summary of Significant Accounting Policies, the adoption of ASU 2014-01 did not have a material impact on the Company’s consolidated financial statements.

The Company’s largest portions of revenue, interest and fees on loans and gain on sales of loans, are specifically excluded from the scope of the guidance, and the Company currently recognizes the majority of the remaining revenue sources in a manner that management believes is consistent with the new guidance.

The Company earns fees from its deposit customers for transaction-based fees, account maintenance charges, and overdraft services. Transaction-based fees, which include items such as ATM fees, overdraft and stop payment charges, are recognized at the time such transactions are executed and the service has been fulfilled by the Company. Account maintenance charges, which are primarily monthly fees, are earned over the course of the month, which represents the period through which the Company satisfies the performance obligation. Overdraft fees are recognized at the time the overdraft occurs. Service charges are typically withdrawn from the customer’s account balance.

The following is a summary of revenue from contracts with customers that are in-scope and not in-scope under Topic 606:

	Three Months Ended March 31,
	2018	2017
Noninterest Income, In-scope Topic 606
Service Charges and Fees on Deposit Accounts	$193,000	$136,000
Other Income	159,000	157,000
Total Noninterest Income, In-scope Topic 606	352,000	293,000
Noninterest Income, Not In-scope Topic 606:
Gain on Sale of Loans	320,000	249,000
Net Servicing Fees	64,000	61,000
Increase in Cash Surrender Value of Life Insurance	26,000	28,000
Other Income	62,000	56,000
Noninterest Income, Not In-scope Topic 606	472,000	394,000
Total Noninterest Income	$824,000	$687,000

NOTE 12. SUBSEQUENT EVENTS

Following receipt of all necessary regulatory and shareholder approvals, on July 31, 2018, First Choice Bancorp ("First Choice") completed its acquisition of Pacific Commerce Bancorp ("PCB"). Immediately following the merger, PCB was merged with and into First Choice; PCB’s wholly owned bank subsidiary, Pacific Commerce Bank, was merged with and into First Choice's wholly-owned bank subsidiary, First Choice Bank. The transaction brings First Choice’s total assets to more than $1.5 billion, based on information as of July 31, 2018.

The final exchange ratio of the stock-to-stock transaction was 0.47689, which was higher than the ratio of 0.46531 announced at the time of the acquisition, as the ratio was subject to certain adjustments as previously described in the joint proxy statement. The higher exchange ratio was primarily due to adjustments resulting from an increase in PCB’s capital from the exercise of options, lower than budgeted transaction costs and higher than projected net income during the first six months of 2018.

In the aggregate, the First Choice issued 4,386,816 shares of First Choice common stock in exchange for the outstanding shares of PCB common stock. In addition, in connection with the merger, each outstanding stock option issued by PCB to those PCB directors, officers and employees that are continuing with First Choice were converted into a rollover stock options exercisable into 142,297 shares of First Choice common stock. Those PCB directors, officers and employees that are not continuing with First Choice had the option to receive either a rollover stock option or cash equal to the value of their PCB stock option, and after such elections were made, 278,096 rollover stock options were issued and exercisable into shares of First Choice common stock, and no cash was issued. The final ownership of the combined entity based on common shares outstanding as July 31, 2018 was 62.3% owned by original First Choice shareholders and 37.7% owned by former PCB shareholders.